UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 19, 2014

TRIMAS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-10716	38-2687639
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan	48304
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (248) 631-5450

Not Applicable (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On September 19, 2014, TriMas Corporation, a Delaware corporation (the “Company”) and its subsidiary, TriMas UK Aerospace Holdings Limited (the “Buyer”), entered into a stock purchase agreement (the “Stock Purchase Agreement”) with Allfast Fastening Systems, Inc. (“Allfast”) and the sole stockholder of Allfast, pursuant to which the Buyer agreed to purchase all of the outstanding equity of Allfast for $357 million in cash, on a cash-free debt-free basis and subject to working capital and tax adjustments. Allfast is a manufacturer of solid and blind rivets, blind bolts, temporary fasteners and installation tools for the aerospace industry and is headquartered in Southern California.
The Stock Purchase Agreement contains customary representations, warranties, covenants and indemnities. The Stock Purchase Agreement provides that the consummation of the contemplated transaction is subject to the expiration or termination of the regulatory antitrust waiting periods, as well as other customary closing conditions.
The Company has secured committed funding for the acquisition from JP Morgan Chase, Bank of America and Wells Fargo Bank.
The above description of the Stock Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Stock Purchase Agreement, which will be filed by the Company as an exhibit to a subsequent Form 8-K.
Item 9.01 Financial Statements and Exhibits.

(d)     Exhibits

Exhibit	Description
99.1	Press release dated September 22, 2014
_________________

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIMAS CORPORATION

Date: September 22, 2014	By:	/s/ Joshua A. Sherbin
Joshua A. Sherbin
Vice President, General Counsel and Secretary

Exhibit Index

Exhibit	Description
99.1	Press release dated September 22, 2014